Exhibit 99.1

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Reports Financial Results for First Quarter Fiscal 2020 and Recent Developments

-- Achieved First Quarter Revenue of $15.3 Million; Reaffirms Fiscal 2020 Projected Revenue of $64 to $67 Million --

-- Signed Two Contract Manufacturing Agreements with New and Existing Customers --

TUSTIN, Calif., Sept. 5, 2019 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced financial results for the first quarter of fiscal 2020 ended July 31, 2019.

Highlights Since April 30, 2019

“During the first quarter of 2020, we recorded revenue that met our expectations for the period, significantly strengthened our backlog and initiated a number of operational improvements in our facilities,” stated Rick Hancock, interim president and chief executive officer. “Despite our topline strength, margins declined during the quarter due to several factors, none of which are expected to impact our stated guidance for the year. These factors include an increase in headcount to accommodate growth in production demand, a realignment of the company’s compensation structure to secure our existing work force, and equipment repairs.

“Important achievements during the period included the completion of an additional process validation campaign for a customer that anticipates conducting future commercial manufacturing at Avid. The company also entered into two new contract manufacturing service agreements during the first quarter, adding one of the world’s leading pharmaceutical companies to our customer list. These projects are currently in the onboarding process, both of which are proceeding well.

“During the period, Avid also announced the appointment of Catherine Mackey, Ph.D. as an independent member to the company’s board of directors. With more than 30 years experience in biopharma research and development, Dr. Mackey brings an important perspective that will allow us to best support the needs of our current, as well as prospective clients. The board is thrilled with Dr. Mackey’s appointment and we look forward to working together toward Avid’s continued growth.

“The highlights of the first quarter of 2020 were new customer contracts, significant backlog growth and completion of another successful process validation campaign. We believe each of these accomplishments will contribute significantly to the future growth and expansion of the business and we are eager to build on this momentum.”

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Financial Highlights and Guidance

•	The company is reaffirming revenue guidance for the full fiscal year 2020 of $64 million - $67 million.
•	Revenue was $15.3 million for the first quarter of fiscal 2020, a 21% increase compared to $12.6 million for the first quarter of last fiscal year. This increase is primarily due to growing demand from a more diversified client base.

•	As of July 31, 2019, revenue backlog was approximately $61 million, an increase of 34% as compared to the fourth quarter of fiscal 2019. The company expects to recognize the majority of this backlog in fiscal year 2020.

•	Gross margin for the first quarter of fiscal 2020 of 7% was down slightly compared to a gross margin of 9% in the prior year period. Despite increased revenue during the first quarter of 2020, gross margin was impacted by hiring personnel to accommodate growth in production demand, a realignment of the company’s compensation structure to secure our existing work force, and equipment repairs that impacted efficiencies during the period. Management does not expect these factors to impact our stated revenue guidance for the year.

•	Selling, general and administrative expenses (“SG&A”) for the first quarter of fiscal 2020 were $4.5 million compared to $3.2 million for the first quarter of last year. The increase in SG&A was primarily due to employee separation-related expenses, and increased stock-based compensation. Excluding the separation agreement expenses and the increase in stock-based compensation, SG&A during the first quarter of 2020 is consistent with SG&A for the prior year quarter.

•	For the first quarter of fiscal 2020, the company recorded consolidated net loss attributable to common stockholders of $4.6 million or $0.08 per share, compared to a consolidated net loss attributable to common stockholders of $3.4 million or $0.06 per share, for the first quarter of fiscal 2019.

•	Avid reported $28.9 million in cash and cash equivalents as of July 31, 2019, compared to $32.4 million on April 30, 2019.

More detailed financial information and analysis may be found in Avid Bioservices’ Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission today.

Recent Corporate Developments

•	Signed two new contract manufacturing service agreements to support the development of novel drug candidates. The agreements include the addition of one of the world’s leading pharmaceutical companies to Avid’s growing list of customers, as well as the expansion of the relationship with one of the company’s existing biotechnology customers.

•	Completed the first process validation campaign of fiscal 2020. Completion of a process validation campaign is a critical step in the regulatory product approval process, and is likely to result in future commercial production at Avid.

•	Appointed Catherine Mackey, Ph.D. as an independent member to the company’s board of directors. Dr. Mackey is an experienced leader, director and advisor with more than 30 years of R&D and operations experience in the pharmaceutical, biotechnology and agricultural industries, including over a decade in key leadership roles at Pfizer Inc.

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Conference Call

Avid will host a conference call and webcast this afternoon, September 5, 2019, at 4:30 PM EDT (1:30 PM PDT).

To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Avid Bioservices conference call. To listen to the live webcast, or access the archived webcast, please visit: http://ir.avidbio.com/events.cfm.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical products derived from mammalian cell culture. The company provides a comprehensive range of process development, high quality CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include CGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. www.avidbio.com

Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding Avid Bioservices' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may not achieve positive cash flow or EBITDA, the risk the company may experience delays in engaging new clients, the risk that the company may not be successful in executing client projects, the risk that clients for whom the company has completed process validation campaigns may not receive regulatory approval to market their products, the risk that the company may experience technical difficulties in completing client projects which could delay delivery of products to customers, revenue recognition and receipt of payment or the loss of the customer, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services, and the risk that the company may need to use the majority of its cash to fund operations, thereby delaying the in-process upgrades to its process development capabilities and contemplated expansion plans. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2019, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

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avid bioservices, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS and comprehensive loss (UNAUDITED)

(In thousands, except per share information)

	Three Months Ended July 31,
	2019	2018

Revenues	$15,254	$12,589
Cost of revenues	14,168	11,397
Gross profit	1,086	1,192

Operating expenses:
Selling, general and administrative	4,459	3,215

Operating loss	(3,373)	(2,023)

Interest and other income, net	209	62

Net loss	$(3,164)	$(1,961)

Comprehensive loss	$(3,164)	$(1,961)

Series E preferred stock accumulated dividends	(1,442)	(1,442)

Net loss attributable to common stockholders	$(4,606)	$(3,403)

Basic and diluted net loss per common share attributable to common stockholders	$(0.08)	$(0.06)

Weighted average basic and diluted shares outstanding	56,167	55,770

-- Continued --

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avid bioservices, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	July 31, 2019	April 30, 2019
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$28,944	$32,351
Accounts receivable	8,223	7,374
Contract assets	5,589	4,327
Inventory	8,031	6,557
Prepaid expenses and other current assets	777	709
Total current assets	51,564	51,318
Property and equipment, net	26,453	25,625
Operating lease right-of-use assets	22,601	–
Restricted cash	1,150	1,150
Other assets	302	302
Total assets	$102,070	$78,395
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,458	$4,352
Accrued payroll and related costs	3,230	3,540
Contract liabilities	18,104	14,651
Operating lease liabilities	1,382	–
Other current liabilities	761	619
Total current liabilities	28,935	23,162

Operating lease liabilities, less current portion	23,451	–
Deferred rent, less current portion	–	2,072
Other long-term liabilities	–	93

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; 1,648 shares issued and outstanding at July 31, 2019 and April 30, 2019, respectively	2	2
Common stock, $0.001 par value; 150,000 shares authorized; 56,238 and 56,136 shares issued and outstanding at July 31, 2019 and April 30, 2019, respectively	56	56
Additional paid-in capital	613,395	613,615
Accumulated deficit	(563,769)	(560,605)
Total stockholders’ equity	49,684	53,068
Total liabilities and stockholders’ equity	$102,070	$78,395

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